Exhibit 99.1

NEWS RELEASE

For Immediate Release

Nord Resources Receives Further Extension From the TSX on
Listing Review

TUCSON, AZ, March 26, 2010 - Nord Resources Corporation (TSX:NRD/OTCBB:NRDS.OB), which is ramping up copper mining and processing operations at the Johnson Camp Mine in Arizona, today announced that the Continued Listings Committee of the Toronto Stock Exchange has determined to further defer its listing-review decision until after a meeting of the committee scheduled to be held on April 21, 2010. The committee expects to inform Nord of its decision no later than April 26, 2010.

As previously announced, the company received an exemption from certain shareholder approval requirements under the rules of the TSX in connection with Nord's US$12 million private placement completed in November 2009, on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX listing review to confirm that Nord continues to meet the TSX listing requirements. The company believes that it will be in compliance at that time.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

All statements in this news release, other than those of historical facts, may be considered "forward-looking", including statements regarding our Company's expectation that we will be in compliance with TSX listing requirements at the time of the TSX's listing review. Our expectation that we will be continue to meet TSX listing requirements is based primarily on our assumption that we will have sufficient cash flow to meet our obligations, which, in turn, is dependent on our assumption that our copper production levels will continue to rise as predicted, given the measures that we have taken to address the problems we have encountered in our mining and processing operations, and on our assumption that current input costs and copper prices will remain constant in the foreseeable future.

In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600 ext. 223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca